September 23, 2010

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

Re:      Delta Oil & Gas, Inc.
            SEC File No. 000-52001

We are the former independent auditors for Delta Oil & Gas, Inc. (the Company).  We have read the Company’s Current Report on Form 8-K, dated September 21, 2010.  We are in agreement with the statements regarding the Firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission.  We have no basis to agree to disagree with other statements of the Company contained therein.

Yours very truly,

/s/  STS Partners LLP
STS Partners LLP